Exhibit 10.1

OVERSEAS SHIPHOLDING GROUP, INC.

2004 Stock Incentive Plan

_______________________________

Restricted Stock Unit Award

______________________________

Dear (name):

You are hereby awarded (this "Award") restricted stock units ("Restricted Stock Units" or "RSUs") with respect to shares of common stock ("Shares") of Overseas Shipholding Group, Inc. (the "Company") subject to the terms and conditions set forth in this Restricted Stock Unit Award ("Award") and in the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan (the "Plan"), a copy of which is attached hereto as Exhibit A. This Award is subject to the Plan's terms and conditions. All determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee under the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.

Specific Terms. Your Restricted Stock Unit Award has the following terms:
Name of Participant
Number of Shares Subject to Award
Grant Date
Vesting

The RSUs originally granted under this Award shall vest and become nonforfeitable upon the earliest of (i) the first anniversary of the Grant Date, (ii) the next annual meeting of the Company's stockholders, or (iii) your death or Termination of Directorship as a result of a Disability, provided you are a member of the Board of Directors at such time.

1.   Restricted Stock Units. A Restricted Stock Unit is a unit of measurement equivalent to one Share but with none of the attendant rights of a holder of a Share until a Share is ultimately distributed in payment of the obligation (other than the right to receive dividend amounts in accordance with Section 4 hereof).

2.   Payment. One Share shall be distributed with respect to each vested RSU as soon as practicable following the date on which you cease to be member of the Board of Directors. Any RSU not vested as of such date shall be forfeited.

3.   Investment Purposes. The RSUs granted to you pursuant to this Award are being granted by the Company with the understanding that you may not sell or distribute the RSUs and the Shares issued upon settlement of the RSUs unless they are registered for sale or the sale is in accordance with an available exemption from registration.

4.   Dividend Equivalents.

                                 Cash dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each RSU owned by you, and such cash shall be deemed to be reinvested in RSUs on the date the cash dividend is paid on the Common Stock, so that you will be credited with the number of RSUs equal to the amount obtained by dividing (i) the product of (x) the amount of RSUs owned by you as of the record date for the dividend times (y) the dividend per Share, by (ii) the closing price per Share as reported on the New York Stock Exchange on the payment date for the dividend. RSUs credited in respect of cash dividends shall be fully and immediately vested and shall be payable in Shares at the time of payment as described in Section 2 above.

                                 Stock dividends on Shares shall be credited to a dividend book entry account on your behalf with respect to each RSU owned by you. Stock dividends shall vest in accordance with the terms for vesting set forth on page 1 above and shall be payable in Shares at the time of payment as described in Section 2 above.

5.   Restrictions on Transfer. RSUs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

6.   Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. You shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in your possession in order to carry out the provisions of this Section 6.

7.   Amendment. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and shall be limited, construed and interpreted in a manner so as to comply therewith. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be amended by the Committee in good faith to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

8.   Severability. The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

9.   Notices. Any notice or communication required or permitted to be given by any provision of this Award or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at the address set forth below, to the attention of the Director of Human Resources; and (ii) if to you, at the address the Company has on file for you. Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date set forth above.

OVERSEAS SHIPHOLDING GROUP, INC.
By: Name: Title: